Exhibit 99.1

Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Telefax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe Ewing
(712) 277-7305
jewing@terraindustries.com

Matthew Sherman /Jamie Moser
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
msherman@joelefrank.com / jmoser@joelefrank.com

Larry Dennedy / Charlie Koons
MacKenzie Partners, Inc.
(800) 322-2885
terraproxy@mackenziepartners.com
TERRA INDUSTRIES BOARD OF DIRECTORS REJECTS CF INDUSTRIES’ UNSOLICITED EXCHANGE OFFER
Sioux City, Iowa (March 5, 2009) — Terra Industries Inc. (NYSE: TRA) (“Terra”) today announced that its Board of Directors unanimously recommends that Terra stockholders reject CF Industries Holdings, Inc.’s (NYSE: CF) (“CF Industries”) unsolicited offer to acquire all outstanding shares of Terra at a fixed exchange ratio of 0.4235 CF Industries shares for each Terra share.
In making its recommendation, Terra sent the following letter to its stockholders:
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
REJECT CF’S OFFER AND NOT TENDER YOUR SHARES
Dear Fellow Terra Stockholder:
On February 23, 2009, CF Industries commenced an unsolicited exchange offer to acquire your shares at a fixed exchange ratio of 0.4235 CF Industries shares for each Terra share you own.
After careful consideration, including a thorough review of the Offer with our financial and legal advisors, Terra’s Board of Directors unanimously determined that CF’s offer is not in the best interests of Terra and Terra’s stockholders. Our Board strongly recommends that all Terra stockholders reject CF’s offer and not tender their shares.
WE BELIEVE CF’S OFFER IS NOT THE PATH TO ENHANCING VALUE FOR
TERRA’S STOCKHOLDERS
Since the time CF Industries commenced the Offer, Agrium Inc. has made an offer to acquire CF Industries, conditioned on termination of CF’s bid for Terra. In addition to our conclusion that

CF’s offer is not in the best interests of Terra and Terra’s stockholders, the Terra Board believes the existence of the Agrium Offer makes it unlikely that CF Industries’ own stockholders will grant the necessary approval for CF’s proposed acquisition of Terra, presenting Terra’s stockholders with what is effectively an illusory proposal.
In reaching its recommendation, your Board considered, among other things, that:
•	A combination with CF runs counter to Terra’s strategic objectives which are designed to provide substantial value differentiators to Terra’s stockholders. We believe that the industrial logic behind the Offer is not compelling. Terra has deliberately pursued a strategy of lowering its dependence on agricultural urea and ammonia sales by, among other things, upgrading its product mix to urea ammonium nitrate solutions and industrial ammonium nitrate and increasing its sales into the industrial and environmental markets. A combination with CF would shift that focus back to agricultural urea and ammonia, which represent 70% of CF’s nitrogen sales and only 16% of Terra’s. Moreover, Terra has deliberately located its core manufacturing assets away from the U.S. Gulf Coast, where import competition is most severe. In addition, Terra’s geographic plant positions in Oklahoma and Iowa provide Terra with favorable transportation cost to its customers as compared to its U.S. Gulf Coast competitors, and its joint venture in Trinidad provides it with access to advantaged natural gas. Of CF’s total ammonia production volumes, 73% is located on the U.S. Gulf Coast whereas 65% of Terra’s is located inland or in gas advantaged countries.

•	The Offer is opportunistic and substantially undervalues Terra on both an absolute basis and relative to CF. The Board believes that the Offer does not fully reflect the underlying fundamental value of Terra’s assets, operations and strategic plan, including its strong market position, large cash position (net of customer prepayments) at March 3, 2009, of approximately $857 million, or $8.55 per share, and future growth prospects. CF’s bid does not reflect Terra’s much greater relative contribution of nitrogen results to the combined entity, and is opportunistically timed to take advantage of Terra’s stock price being temporarily depressed relative to CF’s stock price as compared to historic average trading prices during early 2006 through early 2008.

•	CF’s projected synergies claims are aggressive and the combination is subject to substantial execution risk. Terra’s management team has led four significant acquisition integration efforts and is fully aware of the difficulty in achieving acquisition synergies. CF’s management, by contrast, does not have experience effecting business combinations like the one proposed by the Offer.

Terra’s management and the Board believe that CF offers no convincing basis to conclude its synergy estimates are achievable, particularly given CF’s lack of experience in acquisitions. Moreover, the Board believes CF’s claimed synergies are not sufficient to mitigate or compensate Terra’s stockholders for the integration and other execution risks that are inherent in such a transaction and are not compelling relative to the size of the combined enterprise.

•	Terra, on a stand-alone basis, will deliver greater value for its stockholders than CF’s Offer. The Board believes that Terra’s stand-alone prospects are strong and will deliver more value to stockholders than CF’s proposal with significantly less risk. Among the factors which result in Terra being well positioned in the current environment include Terra’s:
•	strong balance sheet with cash reserves;

•	product mix oriented to the growth trends in upgraded products for agricultural and industrial markets;

•	Environmental Technologies business, which is uniquely positioned for revenue and margin growth;

•	pure play focus on nitrogen products;

•	sufficient scale to efficiently manage supply in the context of demand fluctuations;

•	diverse customer and market mix without significant customer or market concentrations; and

•	geographic asset diversification and lower transportation costs to end-users.
•	A combination with CF would expose Terra’s stockholders to risks associated with the phosphate fertilizer market without compelling scale in that nutrient. Terra does not believe CF will have sufficient assets or scale to be a leading participant in the phosphate market. Participation in such a non-core market dilutes the value proposition of a pure nitrogen investment and introduces risks that may reduce the value of Terra’s stockholders’ investment in the nitrogen business if the two companies were combined. Stockholders wishing to diversify into phosphate can accomplish this through their own investments without the risks associated with a combination with CF.

•	The Offer is highly conditional, and in light of the Agrium Offer, the stockholders of CF are unlikely to approve CF’s bid for Terra, rendering the Offer illusory and creating significant uncertainty for Terra. The Offer is subject to more than twenty conditions, including limits on market index declines, due diligence and CF stockholder approval. In addition, the existence of the Agrium Offer creates substantial doubt that CF will obtain the necessary approval from its stockholders to permit it to consummate any transaction with Terra.
TERRA’S BOARD AND MANAGEMENT TEAM WILL CONTINUE TO ACT IN YOUR
BEST INTERESTS
Terra is led by a seasoned nitrogen industry management team that has successfully navigated Terra through numerous industry cycles. They have strategically positioned Terra for current and future market environments through a series of significant, effectively integrated acquisitions and investments in plant efficiencies. At the same time, they have maintained a highly disciplined cost structure with a rigorous focus on value creation and maximizing stockholder returns. Over the past three years, Terra has returned 35% of its net income to stockholders in the form of share repurchases and dividends. The Board believes the proposal by CF does not offer a compelling alternative to the prospects for Terra given Terra’s management team, asset base, and strategy and, indeed, risks substantial dilution in Terra’s value differentiators through a merger led by a management team that has embraced a different strategy and is inexperienced in acquisitions.
We strongly encourage you to read the enclosed Schedule 14D-9 carefully and in its entirety, so that you will be fully informed as to the Board’s recommendation. It contains a detailed description of certain of the reasons for your Board of Directors’ unanimous recommendation to reject the CF offer and some of the significant factors it considered.
Terra’s Board of Directors takes its obligations very seriously and is committed to enhancing stockholder value. If you have any questions concerning Terra’s Schedule 14D-9 or need additional copies of Terra’s publicly-filed materials, please contact MacKenzie Partners, Inc. at (800) 322-2885 (Toll-Free) or at (212) 929-5500 (Collect).

We appreciate your continued support.
Sincerely,

/s/ Michael L. Bennett	/s/ Henry R. Slack
Michael L. Bennett	Henry R. Slack
President and Chief Executive Officer	Chairman of the Board
Credit Suisse Securities (USA) LLC is serving as Terra’s financial advisor, and Cravath, Swaine & Moore LLP and Wachtell, Lipton, Rosen & Katz are serving as legal counsel to Terra. MacKenzie Partners is serving as proxy solicitor for Terra.
About Terra
Terra Industries Inc., with 2008 revenues of $2.9 billion, is a leading North American producer and marketer of nitrogen products.
Important information and where to find it
Terra plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with its 2009 Annual Meeting. Investors and security holders are urged to read the proxy statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC when they become available, because they will contain important information. Investors and security holders may obtain a free copy of the proxy statement and other documents (when available) that Terra files with the SEC at the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. In addition, the proxy statement and other documents filed by Terra with the SEC may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000.
This press release is neither an offer to purchase nor the solicitation of an offer to sell any securities. In response to the exchange offer proposed by CF Holdings Industries, Inc. referred to in this press release, Terra has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Investors and security holders are urged to read the Solicitation/Recommendation Statement on Schedule 14D-9 because it contains important information. Investors and security holders may obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9 and other documents that Terra files with the SEC in connection with the exchange offer at the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. In addition, the Solicitation/Recommendation Statement on Schedule 14D-9 and other documents filed by Terra with the SEC in connection with the exchange offer may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000.
Certain information concerning participants
Terra, its directors and executive officers may be deemed to be participants in the solicitation of Terra’s security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Terra’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009, and its proxy statement for the 2008 Annual Meeting, which was filed with the SEC on February 29, 2008. To the extent holdings of Terra securities have changed since the amounts printed in the proxy statement for the 2008 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals can also be obtained from the proxy statement relating to the 2009 Annual Meeting when it is filed by Terra with the SEC. These documents (when available) may be obtained free of charge from the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com.
Forward-looking statements
Certain statements in this press release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	changes in financial markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulation, and

•	changes in agricultural regulations.
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K, in the section entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
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Note: Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.